Press Release
Banc of California Names Raymond Rindone Chief Accounting Officer and Deputy Chief Financial Officer

Company Release – 11/14/2022

SANTA ANA, Calif. – (BUSINESS WIRE) – Banc of California, Inc. (NYSE: BANC) (the “Company”), the holding company for Banc of California, N.A. (the “Bank”), today announced the appointment of Raymond Rindone as Chief Accounting Officer and Deputy Chief Financial Officer of the Company and the Bank, effective Monday, November 14, 2022. Mr. Rindone succeeds Diana Hanson who has transitioned to become SVP, Corporate Controller of the Company and the Bank. Mr. Rindone will report to Lynn Hopkins, Executive Vice President and CFO. Mr. Rindone joins most recently from City National Bank, where he was Deputy Chief Financial Officer.

“We are excited to welcome Ray to Banc of California,” said Jared Wolff, the Company’s President and CEO. “Ray brings extensive experience and insight from his long tenure at other banking institutions. His financial management expertise and leadership skills will complement our incredibly talented team as we continue to execute on our strategic initiatives to enhance our franchise value.”

Ms. Hopkins stated, “Ray is a proven finance executive with expertise in providing financial, operational and strategic leadership. I look forward to working closely with Ray as we continue to drive profitable growth, optimize our balance sheet, and create value for the long-term. I am also very grateful to Diana Hanson for her leadership and invaluable contributions and excited she will remain with the Company in the role of SVP, Corporate Controller.”

Mr. Rindone commented, “I am thrilled to join the exceptional team at Banc of California. I am drawn to the organization because of the growth they are experiencing and the significant opportunities ahead. I look forward to contributing to continued success for the benefit of shareholders.”

Mr. Rindone has more than 25 years of experience in the financial services and banking industry. He joins the Bank from City National Bank, where he served since 2006, most recently as Deputy Chief Financial Officer. Prior to that, Mr. Rindone was employed by IndyMac Bancorp and certain of its subsidiaries, in a number of finance and accounting leadership roles, including Division CFO, Division Controller, and First Vice President, Financial Management. Mr. Rindone also served as CFO of Platinum Capital Group, Inc. He began his career as a Senior Consultant with Coopers & Lybrand, LLP (now PwC). Mr. Rindone holds a B.S. in Accounting from University of Southern California and is a Certified Public Accountant (inactive).

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.4 billion in assets at September 30, 2022 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 34 offices including 29 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California, and full stack payment processing solutions through our subsidiary Deepstack Technologies. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Contacts
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599